SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 10, 2012

OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 10, 2012, Otter Tail Power Company, a Minnesota corporation and wholly owned subsidiary of Otter Tail Corporation, Montana-Dakota Utilities Co., a division of MDU Resources Group, Inc., a Delaware corporation, Northern Municipal Power Agency, a Minnesota political subdivision and municipal corporation, and NorthWestern Corporation, a Delaware corporation doing business as NorthWestern Energy (together the “Coyote Station Co-Owners”), co-owners in the Coyote Station baseload generation plant, entered into a Lignite Sales Agreement (“Agreement”) with Coyote Creek Mining Company, L.L.C. (“CCMC”), a Nevada limited liability company and subsidiary of The North American Coal Corporation (“NACoal”), a Delaware corporation. Under the Agreement, CCMC will deliver to the Coyote Station Co-Owners, and the Coyote Station Co-Owners agree to purchase and accept exclusively from CCMC, the annual fuel requirements of the Coyote Station plant (expected to be approximately 2.5 million tons), all under terms and conditions set forth in the Agreement, for a period expected to begin on or about May 5, 2016 and terminating on December 31, 2040. The price per ton to be paid by the Coyote Station Co-Owners under the Agreement will reflect the cost of production, along with an agreed profit and capital charge. In addition, the Agreement provides for the Coyote Station Co-Owners to purchase the membership interests in CCMC in the event of certain early termination events and also at the end of the term of the Agreement. NACoal provides an unconditional payment and performance guaranty of CCMC’s obligations in connection with the Agreement.

Signature

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date:	October 15, 2012

		By:	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

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